NETSTREIT REPORTS FOURTH QUARTER AND FULL YEAR 2022
FINANCIAL AND OPERATING RESULTS

– Reports Net Income of $0.05 and Adjusted Funds from Operations (“AFFO”) of $0.29 per diluted share for the Fourth Quarter –
– Net Income of $0.16 and AFFO of $1.16 per diluted share for the Full Year 2022 –
– Completed $480.2 Million of Net Investments in 2022 –
– Issued 21.0 Million Shares of Common Stock and Closed $600 Million Sustainability-Linked Credit Facility–
– Provides Full Year 2023 AFFO Guidance of $1.17 to $1.23 AFFO per diluted share –

Dallas TX – February 23, 2023 – NETSTREIT Corp. (NYSE: NTST) (the “Company”), today announced financial and operating results for the fourth quarter and full year ended December 31, 2022.

“We are pleased to announce another strong year of portfolio performance and prudent investment growth even as economic uncertainty and Fed policy created both challenges and opportunities. We are extremely proud of our accomplishments in 2022 as we continued to execute on our strategic goals. Our focus on credit underwriting, real estate fundamentals, and strong store performance coupled with being disciplined on pricing and capital has enabled us to accretively build one of the net lease industry's highest quality portfolios,” said Mark Manheimer, Chief Executive Officer of NETSTREIT.

Mr. Manheimer continued, “We have and will continue to be opportunistic in raising and investing capital. Our team has continued to find acquisitions from a variety of sources at cap rates above those found in the broader market without comprising on asset quality. Given the strength of our team and the groundwork we have laid, we are optimistic about our ability to continue to deliver shareholder value regardless of the economic backdrop.”

FOURTH QUARTER AND FULL YEAR 2022 HIGHLIGHTS

•Net income per share2 of $0.05 for the fourth quarter of 2022, flat versus the prior year period
•Core Funds from Operations (“Core FFO”)1 per diluted share2 of $0.28 compared to $0.25 from prior year period
•AFFO per diluted share2 of $0.29 compared to $0.27 from prior year period
•Reported net income per diluted share3 of $0.16, Core FFO per diluted share3 of $1.10 and AFFO per diluted share3 of $1.16 for the full year 2022

PORTFOLIO UPDATE

As of December 31, 2022, the NETSTREIT portfolio was comprised of 427 leases, contributing $99.2 million of annualized base rent4, with a weighted-average remaining lease term of 9.5 years4, of which 62.9% were with investment grade rated tenants and 17.2% were with tenants with investment grade profiles6. The portfolio was 100.0% occupied as of December 31, 2022.

INVESTMENT ACTIVITY

During the quarter ended December 31, 2022, the Company had total net investment activity of $91.8 million.

In the fourth quarter, the Company invested approximately $99.9 million in the acquisition of 23 properties at an initial cash capitalization rate of 7.0%. Acquisitions completed during the quarter had a weighted-average remaining lease term of 11.2 years.

The Company commenced rent on one development project that had total costs of $4.2 million and a weighted average investment yield of 6.1% during the quarter. The Company also provided $7.8 million of funding to support on-going development projects.

The Company completed three dispositions for $12.3 million in total contractual sales proceeds during the quarter, which equated to a 6.7% cash capitalization rate.

The investment grade and investment grade profile totals for acquisitions completed in the quarter were 53.6% and 44.0%, respectively, based on total annualized base rent. The quarter’s transaction activity increased the total tenant count from 77 to 80 tenants.

During the year ended December 31, 2022, the Company completed $438.5 million of acquisitions in 105 properties at an initial cash capitalization rate, including acquisitions costs, of 6.6%. Acquisitions completed during the year had a weighted-average remaining lease term of 10.7 years. The Company provided $22.0 million of total development funding in 2022 including the acquisition of two new build-to-suit projects with an initial purchase price of $1.8 million. In addition, the Company commenced rent on six development projects with a total investment amount of $22.0 million During the same period, the Company sold seven properties for total proceeds of $26.7 million, recognizing total net gains of $4.1 million.

BALANCE SHEET AND LIQUIDITY

At quarter end, total debt outstanding was $496.5 million, with a weighted average term of 3.7 years and a quarter end contractual interest rate, including the impact of fixed rate swaps, of 3.4% (excluding the impact of deferred fee amortization). 77% of the Company’s debt was at a fixed rate and the Company’s net debt to annualized adjusted EBITDA ratio was 3.4x, after giving consideration to the settlement of shares pursuant to the August forward sales agreements. Excluding the settlement of the forward shares, the Company’s net debt to annualized adjusted EBITDA ratio was 5.0x.

During the year ended 2022, the Company completed the following equity issuances:

•In January, the Company entered into forward sale agreements related to 10,350,000 shares of its common stock at a public offering price of $22.25 per share. The Company has fully settled the forward sale agreements receiving total net proceeds of $216.0 million.

•In August, the Company entered into forward sale agreements related to 10,350,000 shares of its common stock at a public offering price of $20.20 per share. On December 30, 2022, the Company settled 2,973,944 shares of common stock, receiving net proceeds from the offering of $57.0 million. As of December 31, 2022, 7,376,056 shares remained unsettled under the August forward sale agreements. The Company will have until August 3, 2023 to settle the forward sale agreements.

•During 2022 the Company issued 276,060 shares of common stock at a weighted average net price of $20.75 per share in connection with the ATM Program for net proceeds of approximately $5.7 million.

The Company closed on a $600 million sustainability-linked senior unsecured credit facility, which consisted of a $400 million senior unsecured revolving credit facility and a new $200 million senior unsecured term loan, with an additional $400 million accordion feature. The revolver will mature in August 2026, with the option available to extend the maturity for an additional year, while the term loan will mature in February 2028. The term loan is fully hedged at an all-in rate of 3.88%. The Company’s existing $175 million term loan was fully hedged at year end at an all-in LIBOR based rate of 1.36%, and subsequent to year end was moved to an all-in SOFR based rate of 1.37%, will remain outstanding through the maturity in December 2024.

The December 31, 2022 cash and restricted cash balance was $70.5 million and the Company had $287.0 million outstanding on its revolving line of credit. Currently, the Company has total liquidity available, which includes cash and restricted cash, unsettled equity forward contracts and undrawn line of credit capacity, of $499.0 million.

DIVIDEND

On February 21, 2023, the Company’s Board of Directors declared a quarterly cash dividend of $0.20 per share for the first quarter of 2023, which will be paid on March 30, 2023 to shareholders of record on March 15, 2023.

2023 OUTLOOK

The Company is providing full year 2023 AFFO per share guidance in the range of $1.17 to $1.23 per share. The Company expects net investment activity, including acquisitions, developments where rent commenced, and mortgage loan receivables, net of dispositions, to be at least $400.0 million in 2023.

Certain of the forward-looking financial measures above are provided on a non-GAAP basis. The Company does not provide a reconciliation of such forward-looking measures to the most directly comparable financial measures calculated and presented in accordance with GAAP because to do so would be potentially misleading and not practical given the difficulty of projecting event driven transactional and other non-core operating items in any future period. The magnitude of these items, however, may be significant.

EARNINGS WEBCAST AND CONFERENCE CALL

A conference call will be held on Friday, February 24, 2023 at 10:00 AM ET. During the conference call the Company’s officers will review fourth quarter performance, discuss recent events, and conduct a question and answer period.

The webcast will be accessible on the “Investor Relations” section of the Company’s website at www.NETSTREIT.com. To listen to the live webcast, please go to the site at least fifteen minutes prior to the scheduled start time to register, as well as download and install any necessary audio software. A replay of the webcast will be available for 90 days on the Company’s website shortly after the call.

The conference call can also be accessed by dialing 1-877-451-6152 for domestic callers or 1-201-389-0879 for international callers. A dial-in replay will be available starting shortly after the call until March 3, 2023, which can be accessed by dialing 1-844-512-2921 for domestic callers or 1-412-317-6671 for international callers. The passcode for this dial-in replay is 13734721.

SUPPLEMENTAL PACKAGE

The Company’s supplemental package will be available prior to the conference call in the Investor Relations section of the Company’s website at www.investors.netstreit.com.

About NETSTREIT

NETSTREIT is an internally managed real estate investment trust (REIT) based in Dallas, Texas that specializes in acquiring single-tenant net lease retail properties nationwide. The growing portfolio consists of high-quality properties leased to e-commerce resistant tenants with healthy balance sheets. Led by a management team of seasoned commercial real estate executives, NETSTREIT’s strategy is to create the highest quality net lease retail portfolio in the country with the goal of generating consistent cash flows and dividends for its investors.

Investor Relations
ir@netstreit.com
972-597-4825

(1) Non-GAAP financial measure. See "Non-GAAP Financial Measures".
(2) All per share amounts herein include weighted average common shares of 54,991,093, weighted average operating partnership units of 514,706, weighted average unvested restricted stock units of 209,226 for the three-months ended December 31, 2022.
(3) Per share amounts include weighted average common shares of 49,517,977 and weighted average operating partnership units of 526,859, weighted average unvested restricted stock units of 248,602, and weighted average unsettled shares under open forward equity contracts of 138,384 for the twelve-months ended December 31, 2022.
(4) Annualized base rent, or ABR, is calculated by multiplying (i) cash rental payments (a) for the month ended
December 31, 2022 (or, if applicable, the next full month's cash rent contractually due in the case of rent abatements, recently acquired properties, and properties with contractual rent increases, other than properties under development) for leases in place as of December 31, 2022, plus (b) for properties under development, the first full month's permanent cash rent contractually due after the development period by (ii) 12.
(5) Weighted by ABR, excluding lease extension options and mortgage loan receivables.
(6) Unrated tenants with more than $1.0 billion in annual sales and a debt to adjusted EBITDA ratio of less than 2.0x.

NON-GAAP FINANCIAL MEASURES

This press release contains non-GAAP financial measures, including FFO, Core FFO, AFFO, EBITDA, EBITDAre, Adjusted EBITDAre, NOI, and Cash NOI. A reconciliation from net loss available to common shareholders to each non-GAAP financial measure, and definitions of each non-GAAP measure, are included below.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements concerning our business and growth strategies, investment, financing and leasing activities and trends in our business, including trends in the market for single-tenant, retail commercial real estate. Words such as “expects,” “anticipates,” “intends,” “plans,” “likely,” “will,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such statements included in this press release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. For a further discussion of these and other factors that could impact future results, performance or transactions, see the information under the heading “Risk Factors” in our Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2022 and other reports filed with the SEC from time to time.  Forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release. New risks and uncertainties may arise over time and it is not possible for us to predict those events or how they may affect us. Many of the risks identified herein and in our periodic reports have been and will continue to be heightened as a result of the ongoing and numerous adverse effects arising from rising interest rates and instability in macroeconomic conditions. We expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by law.

NETSTREIT CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(Unaudited)

	December 31,
	2022	2021
Assets
Real estate, at cost:
Land	$401,146	$299,935
Buildings and improvements	907,084	626,457
Total real estate, at cost	1,308,230	926,392
Less accumulated depreciation	(62,526)	(30,669)
Property under development	16,796	17,896
Real estate held for investment, net	1,262,500	913,619
Assets held for sale	23,208	2,096
Mortgage loans receivable, net	46,378	—
Cash, cash equivalents and restricted cash	70,543	7,603
Lease intangible assets, net	151,006	124,772
Other assets, net	52,057	20,351
Total assets	$1,605,692	$1,068,441
Liabilities and equity
Liabilities:
Term loans, net	$373,296	$174,330
Revolving credit facility	113,000	64,000
Mortgage note payable, net	7,896	—
Lease intangible liabilities, net	30,131	23,316
Liabilities related to assets held for sale	406	—
Accounts payable, accrued expenses and other liabilities	22,540	16,980
Total liabilities	547,269	278,626
Commitments and contingencies
Equity:
Stockholders’ equity
Common stock, $0.01 par value, 400,000,000 shares authorized; 58,031,879 and 44,223,050 shares issued and outstanding as of December 31, 2022 and 2021, respectively	580	442
Additional paid-in capital	1,091,514	809,724
Distributions in excess of retained earnings	(66,937)	(35,119)
Accumulated other comprehensive income	23,673	4,123
Total stockholders’ equity	1,048,830	779,170
Noncontrolling interests	9,593	10,645
Total equity	1,058,423	789,815
Total liabilities and equity	$1,605,692	$1,068,441

NETSTREIT CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in thousands, except share and per share data)
(Unaudited)

	Year Ended December 31,
	2022	2021	2020
Revenues
Rental revenue (including reimbursable)	$93,934	$59,140	$33,727
Interest income on loans receivable	2,345	—	—
Total revenues	96,279	59,140	33,727
Operating expenses
Property	11,695	5,803	2,569
General and administrative	19,053	14,810	11,340
Depreciation and amortization	50,075	30,807	15,459
Provisions for impairment	1,114	3,539	2,690
Transaction costs	839	700	3,169
Total operating expenses	82,776	55,659	35,227
Other income (expense)
Interest expense, net	(9,181)	(3,700)	(4,741)
Gain on sales of real estate, net	4,148	2,997	6,213
Gain on forfeited earnest money deposit	—	—	250
Other income (expense), net	131	431	(10)
Total other expense, net	(4,902)	(272)	1,712
Net income before income taxes	8,601	3,209	212
Income tax expense	(396)	(59)	—
Net income	8,205	3,150	212
Net income (loss) attributable to noncontrolling interests	88	104	(518)
Preferred stock dividends	—	—	42
Net income attributable to common stockholders	$8,117	$3,046	$688
Amounts available to common stockholders per common share:
Basic	$0.16	$0.08	$0.04
Diluted	$0.16	$0.08	$0.01
Weighted average common shares:
Basic	49,517,977	36,999,459	17,322,182
Diluted	50,431,822	38,672,565	21,157,996
Other comprehensive income:
Net income	$8,205	$3,150	$212
Change in value on derivatives, net	19,758	4,057	253
Total comprehensive income	$27,963	$7,207	$465
Comprehensive income attributable to noncontrolling interests	296	273	(500)
Comprehensive income attributable to common stockholders	$27,667	$6,934	$965

NETSTREIT CORP. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO FFO, CORE FFO AND ADJUSTED FFO
(in thousands, except share and per share data)
(Unaudited)

	Year Ended December 31,
	2022	2021
Net income	$8,205	$3,150
Depreciation and amortization of real estate	49,498	30,491
Provisions for impairment	1,114	3,539
Gain on sales of real estate, net	(4,148)	(2,997)
FFO	54,669	34,183
Adjustments:
Non-recurring severance and related charges	848	—
Gain on insurance proceeds	(126)	(438)
Core FFO	55,391	33,745
Adjustments:
Straight-line rent adjustments	(1,286)	(1,082)
Amortization of deferred financing costs	891	627
Amortization of loan origination costs	88	—
Amortization of above/below market lease intangibles	(1,430)	(808)
Amortization of lease incentives	541	122
Capitalized interest expense	(452)	(78)
Non-cash compensation expense	4,774	3,703
AFFO	$58,517	$36,229

Weighted average common shares outstanding, basic	49,517,977	36,999,459
Weighted average operating partnership units outstanding	526,859	1,377,335
Weighted average dilutive securities	248,602	295,771
Weighted average unsettled shares under forwards	138,384	—
Weighted average common shares outstanding, diluted	50,431,822	38,672,565

FFO per common share, diluted	$1.08	$0.88
Core FFO per common share, diluted	$1.10	$0.87
AFFO per common share, diluted	$1.16	$0.94

NETSTREIT CORP. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO EBITDA, EBITDAre AND ADJUSTED EBITDAre
(in thousands, except share and per share data)
(Unaudited)

	Year Ended December 31,
	2022	2021
Net income	$8,205	$3,150
Depreciation and amortization of real estate	49,498	30,491
Amortization of above/below market lease intangibles	(1,430)	(808)
Amortization of lease incentives	541	122
Non-real estate depreciation and amortization	577	316
Interest expense, net	9,181	3,700
Income tax expense	396	59
Amortization of loan origination costs	88	—
EBITDA	67,056	37,030
Adjustments:
Provisions for impairment	1,114	3,539
Gain on sales of real estate, net	(4,148)	(2,997)
EBITDAre	64,022	37,572
Adjustments:
Straight-line rent adjustments	(1,286)	(1,082)
Non-recurring severance and related charges	848	—
Gain on insurance proceeds	(126)	(438)
Non-cash compensation expense	4,774	3,703
Adjusted EBITDAre	$68,232	$39,755

NETSTREIT CORP. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO NOI AND CASH NOI
(in thousands, except share and per share data)
(Unaudited)

	Year Ended December 31,
	2022	2021
Net income	$8,205	$3,150
General and administrative	19,053	14,810
Depreciation and amortization	50,075	30,807
Provisions for impairment	1,114	3,539
Transaction costs	839	700
Interest expense, net	9,181	3,700
Gain on sales of real estate, net	(4,148)	(2,997)
Income tax expense	396	59
Interest income on mortgage loans receivable	(2,345)	—
Other income	(131)	(431)
NOI	82,239	53,337
Straight-line rent adjustments	(1,286)	(1,082)
Amortization of above/below market lease intangibles	(1,430)	(808)
Amortization of lease incentives	541	122
Cash NOI	$80,064	$51,569

NON-GAAP FINANCIAL MEASURES

FFO, Core FFO and AFFO

The National Association of Real Estate Investment Trusts ("NAREIT"), an industry trade group, has promulgated a widely accepted non-GAAP financial measure of operating performance known as FFO. Our FFO is net income in accordance with GAAP, excluding gains (or losses) resulting from dispositions of properties, plus depreciation and amortization and impairment charges on depreciable real property.

Core FFO is a non-GAAP financial measure defined as FFO adjusted to remove the effect of unusual and non-recurring items that are not expected to impact our operating performance or operations on an ongoing basis. These include non-recurring severance and related charges and gain on insurance proceeds.

AFFO is a non-GAAP financial measure defined as Core FFO adjusted for GAAP net income related to non-cash revenues and expenses, such as straight-line rent, amortization of above- and below-market lease-related intangibles, amortization of lease incentives, capitalized interest expense, non-cash compensation expense, and amortization of deferred financing and amortization of loan origination costs.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. In fact, real estate values historically have risen or fallen with market conditions. FFO is intended to be a standard supplemental measure of operating performance that excludes historical cost depreciation and valuation adjustments from net income. We consider FFO to be useful in evaluating potential property acquisitions and measuring operating performance.

We further consider FFO, Core FFO and AFFO to be useful in determining funds available for payment of distributions. FFO, Core FFO and AFFO do not represent net income or cash flows from operations as defined by GAAP. You should not consider FFO, Core FFO and AFFO to be alternatives to net income as a reliable measure of our operating performance nor should you consider FFO, Core FFO and AFFO to be alternatives to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO, Core FFO and AFFO do not measure whether cash flow is sufficient to fund our cash needs, including principal amortization, capital improvements and distributions to stockholders. FFO, Core FFO and AFFO do not represent cash flows from operating, investing or financing activities as defined by GAAP. Further, FFO, Core FFO and AFFO as disclosed by other REITs might not be comparable to our calculations of FFO, Core FFO and AFFO.

EBITDA, EBITDAre and Adjusted EBITDAre

We compute EBITDA as earnings before interest expense, income tax expense, and depreciation and amortization. In 2017, NAREIT issued a white paper recommending that companies that report EBITDA also report EBITDAre. We compute EBITDAre in accordance with the definition adopted by NAREIT. NAREIT defines EBITDAre as EBITDA (as defined above) excluding gains (or losses) from the sales of depreciable property and impairment charges on depreciable real property.

Adjusted EBITDAre is a non-GAAP financial measure defined as EBITDAre further adjusted to exclude straight-line rent, non-cash compensation expense, non-recurring severance and related charges, and gain on insurance proceeds.

We present EBITDA, EBITDAre and Adjusted EBITDAre as they are measures commonly used in our industry. We believe that these measures are useful to investors and analysts because they provide supplemental information concerning our operating performance, exclusive of certain non-cash items and other costs. We use EBITDA, EBITDAre and Adjusted EBITDAre as measures of our operating performance and not as measures of liquidity.

EBITDA, EBITDAre and Adjusted EBITDAre do not include all items of revenue and expense included in net income, they do not represent cash generated from operating activities and they are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures. Additionally, our computation of EBITDA, EBITDAre and Adjusted EBITDAre may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.

NOI and Cash NOI

NOI and Cash NOI are non-GAAP financial measures which we use to assess our operating results. We compute NOI as net income (computed in accordance with GAAP), excluding general and administrative expenses, interest expense (or income), income tax expense, transaction costs, depreciation and amortization, gains (or losses) on sales of depreciable property, real estate impairment losses, and other income (or expense). We further adjust NOI for non-cash revenue components of straight-line rent and amortization of lease intangibles and lease incentives to derive Cash NOI. We believe NOI and Cash NOI provide useful and relevant information because they reflect only those income and expense items that are incurred at the property level and present such items on an unlevered basis.

NOI and Cash NOI are not measurements of financial performance under GAAP, and our NOI and Cash NOI may not be comparable to similarly titled measures of other companies. You should not consider our NOI and Cash NOI as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.